Exhibit 4.3

Number: BC0903577 CERTIFICATE OF CHANGE OF NAME BUSINESS CORPORATIONS ACT I Hereby Certify that MIDAS GOLD CORP. changed its name to PERPETUA RESOURCES CORP. on February 15, 2021 at 12:01 AM Pacific Time. Issued under my hand at Victoria, British Columbia On February 15, 2021 CAROL PREST Registrar of Companies Province of British Columbia Canada ELECTRONIC CERTIFICATE